Exhibit 99.1

MDH Acquisition Corp. and Olive Ventures Holdings, Inc. Mutually Agree to Terminate Business Combination Agreement

NEW YORK – April 4, 2022 - MDH Acquisition Corp. (NYSE: MDH, MDH.WS, MDH.U), a special purchase acquisition company with a focus on growth industries complementing the management team’s background, and Olive Ventures Holdings, Inc. (“olive.com”), the leader in payment services and online vehicle protection plans, announced today that the companies have mutually agreed to terminate their previously announced agreement and plan of merger (the “Business Combination Agreement”), effective immediately.

Franklin McLarty, Executive Chairman of MDH Acquisition Corp., said: “We have tremendous admiration for the entire olive.com team. The company’s impressive growth and disruption of the vehicle protection space is truly extraordinary, and we wish them continued success in the journey ahead. The MDH team will continue to explore opportunities to support companies that have unrecognized value, room to grow, world-class management, and leadership in a sector where MDH has deep expertise and relationships.”

Rebecca Howard, Founder and CEO of olive.com, said: “Our team is deeply grateful for MDH’s support throughout this process, and, after much consideration, both parties have decided it is the best long-term strategy to terminate the contemplated merger. I am enormously proud of our team for continuing to execute on olive.com’s strategic growth plans with a relentless focus on providing our industry leading technology platforms and payment solution plans to our valued clients.

Additional information about the termination of the Business Combination Agreement will be provided in a Current Report on Form 8-K to be filed by MDH Acquisition Corp. with the SEC and available at www.sec.gov.

About MDH Acquisition Corp.:

MDH Acquisition Corp. (NYSE: MDH) was formed with the goal of accelerating the growth of a private company that is well capitalized, profitable and ready to become a publicly traded company. MDH focuses on industries that complement the management team’s background and proven business-building abilities. MDH is led by Executive Chairman Franklin McLarty, Vice Chairman Jim Wilkinson, CEO Beau Blair and CFO Brent Whittington.

About olive.com:

olive.com, the leader in payment services and online vehicle protection plans, was built to give customers peace of mind. Vehicle protection plans cover mechanical failure of the vehicle after the manufacturer’s warranty has expired. With olive.com, consumers are now able to buy a vehicle protection plan direct, with no pressure, from the comfort of their home. olive.com offers a range of coverage and deductible options to suit any budget, and their products are approachable, affordable, transparent and user-friendly – real choice, all digital at any time day or night. Founded in 2006 and headquartered in Chicago, Illinois, olive.com products, customer service, and reputation for excellence have earned it an A+ rating with the Better Business Bureau (BBB) and partnerships with leading insurance companies and globally recognized brands. For more information, please visit https://olive.com/.

Contacts:

MDH Acquisition Corp.

Kelly Wallace

kelly@mclartydiversified.com

917-991-6308

olive.com

Justin Thomas

jthomas@paylinkdirect.com

773-387-0025